UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2004

 MMI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-29141	74-1622891
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

400 N. Sam Houston Pkwy. E., Suite 1200

Houston, Texas 77060

(Address of Principal Executive Offices)

(281) 876-0080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

On May 28, 2004, MMI Products, Inc. entered into the Fourth Amendment to Second Amended and Restated Loan and Security Agreement among MMI Products, Inc., MMI Management Services LP, MMI Management Inc. and Ivy Steel and Wire Inc., as borrowers, and Fleet Capital Corporation, as a lender and as agent, and Transamerica Business Capital Corporation and The CIT Group/Business Credit, Inc., as lenders, whereby, among other things:

  the aggregate revolving credit commitment of the Lenders was increased from $115 million to $150 million;
  the aggregate maximum amount of the borrowing base attributable to inventory was increased from $70 million to $80 million;
  the covenants regarding permitted business acquisitions and distributions from MMI were amended to increase required revolving credit availability after giving effect to such event from $10 million to $20 million (in the case of distributions, as of the date of the distribution and on average for the three month period immediately prior to the distribution).

Exhibit 10.1 Fourth Amendment to Second Amended and Restated Loan and Security Agreement.

The information in this Current Report on Form 8-K, including the exhibits, is furnished pursuant to Item 7 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMI PRODUCTS, INC.
Date: May 28, 2004	By: /s/ Robert N. Tenczar
Robert N. Tenczar, Vice President and Chief Financial Officer